HINTO ENERGY, INC. ADDS NATURAL GAS


DENVER, CO, Apr 09, 2013 (Marketwired via COMTEX) -- HINTO ENERGY,  INC. (OTCQB:
HENI) is pleased to report the Company has recommenced its work over program for the Cisco Springs oil and gas field, in the Uintah Basin of Grand County, Utah. In reworking its 5A well, the company perforated a gas zone at a depth of approximately 500 feet and had an immediate sustained gas blow that the crew had difficulty shutting off. The well gas pressure could not be bled down sufficiently to allow for well completion. A new well head was ordered to manage the higher than expected gas pressure and enable production tubing to be installed. The company is planning to connect the well into the local gas gathering system, as soon as proper testing and evaluation is completed.

George Harris, the Company's Chief Executive Officer, remarked, "It is taking longer than expected to complete the well due to the higher sustained gas pressure encountered, but this is a good sign for potential future production for this well and other rework and exploration wells in the area. The recent rise of natural gas prices makes these shallower wells attractive at this time."


The company will continue its work over of additional wells, is returning several wells to oil production and identifying locations to permit for new drilling. The Company is also seeking opportunities to expand its lease holdings in the Greater Cisco area.


Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties. The company was formerly known as Garner Investments, Inc. and changed its name to Hinto Energy, Inc. in September 2011. The company was founded in 2011 and is based in Arvada, Colorado.


Notice Regarding Forward-Looking Statements


This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick
Vice President - Finance
7609 Ralston Road
Arvada, CO 80002
(303) 647-4850
www.hintoenergy.us

Investor Relations:
DME Capital, LLC
David Elias
516-967-0205
Email Contact